Exhibit 5.1

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, NJ 07102

T. 973.622.4444

F. 973.624.7070

www.mccarter.com

BOSTON

HARTFORD

STAMFORD

NEW YORK

NEWARK

EAST BRUNSWICK

PHILADELPHIA

WILMINGTON

WASHINGTON, DC

August 27, 2018

Wireless Telecom Group, Inc.

25 Eastmans Road

Parsippany, New Jersey 07054

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special New Jersey counsel to Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-3, dated the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company, from time to time, of an aggregate of up to $40,000,000 of its shares of common stock, par value $0.01 per share (the “Common Stock”). All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

The Company has informed us that the shares of Common Stock will be sold or delivered on a delayed or continuous basis from time to time as set forth in the Registration Statement (and any amendments thereto), the prospectus contained therein and any prospectus supplement. We understand that prior to the sale of any shares of Common Stock under the Registration Statement, the Company will afford us an opportunity to review the operative documents pursuant to which such shares of Common Stock are to be sold and will file with the Commission any applicable amendment to the Registration Statement or Current Report on Form 8-K (which may include as an exhibit an amendment to this opinion) or prospectus supplement as may be necessary or appropriate by reason of the terms of the sale of such shares of Common Stock.

In arriving at the opinions expressed below, we have examined such matters of fact and law that we have deemed appropriate as a basis for the opinions expressed below and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion including, without limitation, the following:

i.	the Restated Certificate of Incorporation of the Company;

ii.	the Amended and Restated Bylaws of the Company (as amended and restated as of June 30, 2016);

August 27, 2018

iii.	the prospectus contained within the Registration Statement (the “Prospectus”); and

iv.	certain corporate records, agreements, documents and other instruments and other certificates of public officials, officers and representatives of the Company.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as copies. In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed that (i) the Registration Statement and any amendments or supplements thereto (including any post-effective amendments) will have become effective and comply with all applicable laws, and that the Commission has not issued any stop order suspending the effectiveness of the Registration Statement, in each case, at the time shares of Common Stock are offered or issued as contemplated by the Registration Statement, and (ii) the Company will have timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when (i) an appropriate prospectus supplement with respect to the Common Stock has been prepared, delivered and filed with the Commission in compliance with the Securities Act and the applicable rules and regulations thereunder, (ii) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to the sale of the shares of Common Stock (collectively “Sale Agreement”) has been duly authorized, executed and delivered by the Company and the other parties thereto, (iii) the Board (and the shareholders of the Company, if their approval is required) has taken all necessary action to approve the issuance of the Common Stock, the terms of the offering thereof and related matters, and (iv) the Common Stock has been issued and delivered in accordance with the terms of the Sale Agreement approved by the Board, against payment (or delivery) of the

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consideration therefor provided for therein, the Common Stock will be validly issued, fully paid and nonassessable.

We express no opinion concerning any law other than as to the federal laws of the United States of America and the laws of the State of New Jersey. The shares of Common Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ McCarter & English, LLP